Exhibit 10.1

                                              ASSET PURCHASE AGREEMENT

AMONG

FARWELL EQUITY PARTNERS, LLC

OBLIO TELECOM, INC.

OBLIO TELECOM L.L.P.,

SAMMY JIBRIN

AND

RADU ACHIRILOAIE

Dated as of July 28, 2005

TABLE OF CONTENTS
ARTICLE I. PURCHASE AND SALES ASSETS.		1

1.1.	Sale of Assets
1.2.	Excluded Assets	2
1.3.	Assumed Liabilities; Excluded Liabilities; Employees.	2
1.4.	Purchase Price; Adjustment; Payment.	3
1.5.	Purchase Price Allocation	5
1.6.	Records and Contracts	5
1.7.	Further Assurances	5
1.8.	Sales and Transfer Taxes	5
1.9.	Transfer of Subject Assets	5
ARTICLE II. CLOSING AND TERMINATION		6
2.1.	Closing Date	6
2.2.	Termination of Agreement	7
2.3.	Procedure Upon Termination	7
2.4.	Effect of Termination	7
ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE OWNERS	7
3.1.	Organization and Good Standing	7
3.2.	Authorization of Agreement	8
3.3.	Ownership of Seller	8
3.4.	No Subsidiaries	8
3.5.	Conflicts; Consents of Third Parties.	8
3.6.	Ownership and Transfer of Assets	9
3.7.	Financial Statements	9
3.8.	No Undisclosed Liabilities	9
3.9.	Absence of Certain Developments	10
3.10.	Taxes.	11
3.11.	Real Property.	13
3.12.	Tangible Personal Property.	14
3.13.	Intangible Property	14
3.14.	Material Contracts	15
3.15.	Employee Benefits.	15
3.16.	Labor.	16
3.17.	Litigation	17
3.18.	Compliance with Laws; Permits.	17
3.19.	Environmental Matters	17
3.20.	Insurance	18
3.21.	Inventories; Receivables; Payables.	18
3.22.	Customers and Suppliers	18
3.23.	Banks	19

- i -

3.24.	No Misrepresentations	19
3.25.	Financial Advisors	19
3.26.	Investment Intention	19
3.27.	Accredited Investor	19
3.28.	Patriot Act	19
ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND ACQUISITION SUB	20
4.1.	Organization and Good Standing.	20
4.2.	Authorization of Agreement.	20
4.3.	Conflicts; Consents of Third Parties.	21
4.4.	Litigation	21
4.5.	Financial Advisors	21
4.6.	Patriot Act	21
4.7.	No Knowledge of Breaches	21
ARTICLE V. COVENANTS		22
5.1.	Access to Information	22
5.2.	Conduct of the Business Pending the Closing.	22
5.3.	Consents	23
5.4.	Other Actions	24
5.5.	No Solicitation	24
5.6.	Preservation of Records	24
5.7.	Publicity	24
5.8.	Use of Name	25
5.9.	Employment Agreements	25
5.10.	Financing Terms	25
ARTICLE VI.	CONDITIONS TO CLOSING	25
6.1.	Conditions Precedent to Obligations of Parent and Acquisition Sub	25
6.2.	Conditions Precedent to Obligations of the Seller and Owners	26
ARTICLE VII.	DOCUMENTS TO BE DELIVERED	27
7.1.	Documents to be Delivered by the Seller	27
7.2.	Documents to be Delivered by the Parent	27
ARTICLE VIII.	INDEMNIFICATION	27
8.1.	Indemnification.	27
8.2.	Limitations on Indemnification	29
8.3.	Indemnification Procedures.	29

ARTICLE IX.	MISCELLANEOUS	30
9.1.	Payment of Sales, Use or Similar Taxes	30
9.2.	Survival of Representations and Warranties	30
9.3.	Expenses	30
9.4.	Specific Performance	30
9.5.	Further Assurances	31
9.6.	Submission to Jurisdiction; Consent to Service of Process	31
9.7.	Entire Agreement; Amendments and Waivers	31
9.8.	Table of Contents and Headings	32
9.9.	Notices	32
9.10.	Severability	33
9.11.	Binding Effect; Assignment	33

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of July 28, 2005 (the “Agreement”), between Farwell Equity Partners, LLC , a Delaware limited liability company (the “Parent”), Oblio Telecom, Inc., a corporation existing under the laws of Delaware and a wholly owned subsidiary of Parent (“Acquisition Sub”), Oblio Telecom L.L.P., a privately held limited liability partnership existing under the laws of Texas (the “Seller”), and Sammy Jibrin and Radu Achiriloaie (the “Owners”).

W I T N E S S E T H:

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell, transfer and assign to Acquisition Sub, and Acquisition Sub desires to purchase from Seller, all of the properties, rights and assets constituting the business of Seller, which is engaged in the creation, marketing, and distribution of prepaid telephone products for the wire line and wireless markets (the “Business”); and

WHEREAS, immediately following the completion of the transactions contemplated hereunder, Parent intends to transfer its ownership interest in Acquisition Sub to Ventures-National Incorporated, an Affiliate (as such term is defined herein) of Parent (“VNI”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                                     ARTICLE I.
                             PURCHASE AND SALE OF ASSETS.

1.1. Sale of Assets. Seller agrees to sell, assign, transfer and deliver to Acquisition Sub, and Acquisition Sub agrees to purchase from Seller, all of Seller’s right, title and interest in and to all of the properties, assets and business of the Business, of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, but excluding the Excluded Assets, including, without limitation, the following:

(a) Equipment. All assets of any kind or nature, including all fixed assets, equipment, furniture, fixtures, leasehold improvements located within the Seller’s office located at 407 International Parkway, Suite 403, Richardson, Texas, inventory, office materials, software, supplies and other tangible personal property of every kind and description owned by Seller and used or held for use in connection with the Business, all as set forth on Schedule 1.1(a) attached hereto (“Equipment”);

(b) Contracts. All of the rights of Seller under, and interest of Seller in and to, all contracts relating to the Business, a true, correct and complete list of which contracts is attached hereto as Schedule 1.1(b) (“Contracts”);

(c) Intellectual Property. All of Seller’s Intellectual Property relating to the Business, as set forth on Schedule 1.1(c) attached hereto;

(d) Goodwill. All of the goodwill of Seller in, and the going concern value of, the Business, and all of the business and customer lists and accounts, proprietary information, marketing materials and trade secrets related to the Business;

(e) Claims. All claims, entitlements, rebates, refunds, settlements, awards or other rights related to any Assets or the operation of the Business prior to the Closing Date;

(f) Records. All of Seller’s customer logs, location files and records, and other business files and records, in each case relating to the Business; and

(g) Stock. All outstanding shares of common stock of Pinless, Inc. (“Pinless”), which will be contributed by the Owners to Seller immediately prior to the Closing.

The assets, properties and business of Seller being sold to and purchased by Parent under this Section 1.1 are referred to herein collectively as the “Assets.”

1.2. Excluded Assets. There shall be excluded from the Assets and retained by Seller, the following assets (the “Excluded
Assets”):

(a) Assets. All assets identified on Schedule 1.2(a) attached hereto, and all other assets of Seller which are not used or held for use in connection with the Business or otherwise necessary to the operation of the Business; and

(b) Partnership Records. All of Seller’s partnership and other organizational records.

1.3. Assumed Liabilities; Excluded Liabilities; Employees.

(a) Assumed Liabilities. Acquisition Sub shall accept and assume, and shall become and be fully liable and responsible for, and other than as expressly set forth herein Seller shall have no further liability or responsibility for or with respect to, (i) liabilities and obligations arising out of events occurring on and after the Closing Date related to Acquisition Sub’s ownership of the Assets and Acquisition Sub’s operation of the Business after the consummation of the transactions contemplated herein; (ii) all obligations and liabilities of Seller which are to be performed after the Closing Date arising under the Contracts; and (iii) the liabilities identified on Schedule 1.3(a) attached hereto (collectively, the “Assumed Liabilities”). The assumption of the Assumed Liabilities by Acquisition Sub hereunder shall not enlarge any rights of third parties under contracts or arrangements with Parent or Seller or any of their respective affiliates or subsidiaries.

(b) Excluded Liabilities. It is expressly understood that, except for the Assumed Liabilities, Acquisition Sub shall not assume, pay or be liable for any liability or obligation of Seller of any kind or nature at any time existing or asserted, whether, known, unknown, fixed, contingent or otherwise, not specifically assumed herein by Parent or Acquisition Sub, and any liability or obligation relating to, resulting from or arising out of (i) the Excluded Assets, (ii) the employees of the Business or (iii) any fact existing or event occurring prior to, or relating to the operation of the Business prior to, the date hereof.

(c) Employees, Wages and Benefits.

(i) Seller shall terminate or reassign all of its employees related to the Business effective as of the Closing Date and neither Parent nor Acquisition Sub shall assume or have any obligations or liabilities with respect to such employees or such terminations, including, without limitation, any severance obligation.

(ii) Parent and Acquisition Sub specifically reserve the right, on or after the date hereof, to employ or reject any of Seller’s employees or other applicants in its sole and absolute discretion. Nothing in this Agreement shall be construed as a commitment or obligation of Parent to accept for employment, or otherwise continue the employment of, any of Seller’s employees, and no employee shall be a third party beneficiary of this Agreement.

(iii) Seller shall pay all wages, salaries, commissions, and the cost of all fringe benefits provided to its employees which shall have become due for work performed as of and through the date hereof, and Seller shall collect and pay all Taxes in respect of such wages, salaries, commissions and benefits.

(iv) Seller acknowledges and agrees that neither Parent nor Acquisition Sub shall acquire any rights or interests of Seller in, or assume or have any obligations or liabilities of Seller under, any benefit plans maintained by Seller, or for the benefit of any employees of Seller, including, without limitation, obligations for severance; provided, however, that for the year 2005 Acquisition Sub shall honor all vacation policies of Seller with respect to former employees of Seller who are hired by Acquisition Sub.

1.4. Purchase Price; Adjustment; Payment.

(a) Purchase Price. In consideration of the sale by Seller to Acquisition Sub of the Assets, and subject to the assumption by Acquisition Sub of the Assumed Liabilities and satisfaction of the conditions contained herein, Parent shall pay to Seller an amount equal to Thirty Million Five Hundred Thousand Dollars ($30,500,000), which amount shall be adjusted in accordance with Section 1.4(b)(ii) and Acquisition Sub shall assume the Assumed Liabilities.

(b) Payment of Purchase Price. The Purchase Price will be paid as follows:

(i) Closing Payment. On the Closing Date hereof (as hereafter defined), the Parent shall deliver to the Seller (a) $19,000,000 (the “Cash Price”), subject to adjustment as set forth in Section 1.4(b)(ii) below, via wire transfer of immediately available funds into an account designated by the Seller, (b) a secured promissory note in the principal amount of $2,500,000 substantially in the form of Exhibit A (the “Promissory Note”), and (c) 9,000 shares of Series A Convertible Preferred Stock of Acquisition Sub with an initial stated value of $9,000,000, the terms of which are set forth in the Certificate of Designations attached hereto as Exhibit B (the “Shares”). On the Closing Date, $1,000,000 of the Cash Price shall be placed in escrow (the “Escrow Account”) pursuant to the terms and provisions of the form of escrow agreement attached hereto as Exhibit D (the “Escrow Agreement”). In addition, on the Closing Date, VNI shall issue to the Seller 150,000 shares of its common stock, par value $0.001 per share (the “VNI Shares”). The Shares and the VNI Shares are herein collectively referred to as the “Securities.”

(ii) Cash Price Adjustment. At the Closing (as hereinafter defined), the Seller shall provide to the Parent a working capital certificate (the “Closing Working Capital Certificate”) determined in accordance with generally accepted accounting principles (“GAAP”) applied consistently with historical procedures, certified by the President, Chief Financial Officer or other executive officer of Seller, setting forth the current assets and current liabilities of the Seller as of the close of business on the date immediately prior to the Closing Date (the “Closing Net Working Capital”). “Current assets” shall include, but not be limited to (i) cash and cash equivalents, (ii) accounts receivable, (iii) inventory (excluding cell phones purchased from Sprint, the Sprint support contract which totals approximately $2,000,000), (iv) prepaid expenses and (v) unbilled revenues. “Current liabilities” shall include, but not be limited to (a) accounts payable, (b) advances and accrued but unbilled expenses, (c) accrued taxes and (d) unearned revenues. Seller may make a distribution of cash to its owners immediately prior to the Closing Date to make Closing Net Working Capital equal to zero. Prior to the Closing Date, the Seller will make payments to vendors and suppliers on a basis consistent with historical payment procedures and terms.

(iii) Within fifty (50) business days of Closing the Seller shall deliver to Parent the final working capital certificate (the “Final Working Capital Certificate”). Seller and Parent agree that the Final Working Capital Certificate shall include as assets the actual cost of the cell phones purchased from Sprint, the Sprint support contract, and the Telecordia contract which cumulatively total approximately $2,250,000. Such amount shall be included as assets in the Final Working Capital Certificate whether or not they are properly classified as long term or short term assets in accordance with GAAP. Unless within ten (10) business days of delivery of the Final Working Capital Certificate by Seller to Parent, Seller has received a written objection from Parent, the Final Working Capital Certificate shall be considered final. If within ten (10) business days of delivery of the Final Working Capital Certificate by Seller to Parent, Seller receives a written objection from Parent, then the Seller and Parent shall attempt to reconcile their differences diligently and in good faith and any resolution by them shall be final, binding and conclusive. If the Seller and the Parent are unable to reach a resolution with such effect within ten (10) business days of the Parent’s written notice to Seller, the Seller and the Parent shall submit such dispute for resolution to an independent accounting firm mutually appointed by the Sellers and the Purchaser (the “Independent Accounting Firm”), which shall determine and report to the parties and such report shall be final, binding and conclusive on the parties hereto. The fees and disbursements of the Independent Accounting Firm shall be shared equally by the Sellers and the Purchaser or as the Independent Accounting Firm shall otherwise determine in light of the bona fides of the disputed positions being taken by the parties. The total of the current assets of the Seller, less the current liabilities of the Seller as set for the on the Final Working Capital Certificate shall equal the “Final Net Working Capital”. If the Final Net Working Capital is less than zero, the Cash Price shall be reduced by the amount of the Final Net Working Capital (the “Shortfall”). Any such amount due by Seller shall be paid first from the Escrow Account. Any amount of Shortfall which is in excess of the Escrow Account shall be paid directly by the Seller. If there is no Shortfall or the Shortfall is less than the Escrow Account, the funds remaining in the Escrow Account and any positive Final Net Working Capital (estimated at approximately $2,250,000) shall be delivered to the Seller. Any such amount due by Parent shall be paid to Seller. All such amounts shall be delivered within five (5) business days of the date of the Final Working Capital Certificate and the parties agree to present instructions to the escrow agent under the Escrow Account consistent with the provisions of this Section.

-

(iv) In addition to the foregoing, in the event any of the accounts receivable of the Seller which constitute a portion of the Assets shall remain uncollected for a period of 90 days or more following the Closing Date, the Seller shall pay the full amount of such uncollected account receivable to the Parent within five (5) business days of a written request for payment and Parent shall assign the account receivable to the Seller.

1.5.Purchase Price Allocation. Parent, Acquisition Sub and Seller shall mutually agree on the allocation of the Purchase Price. Such allocation shall be binding upon Parent, Acquisition Sub and Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes). Parent, Acquisition Sub and Seller each further agrees to file its Federal income tax returns and its other tax returns reflecting such allocation, Form 8594 and any other reports required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”).

1.6.Records and Contracts. Seller shall deliver to Parent and Acquisition Sub all of the Contracts, with such assignments thereof and consents to assignments as are necessary to assure Parent and Acquisition Sub of the full benefit of the same. Seller shall also deliver to Parent and Acquisition Sub all of Seller’s files and records constituting Assets.

1.7.Further Assurances. Seller shall, from time to time after the consummation of the transactions contemplated herein, at the request of Parent or Acquisition Sub and without further consideration, execute and deliver further instruments of transfer and assignment and take such other action as Parent or Acquisition Sub may reasonably require to more effectively transfer and assign to, and vest in, Parent or Acquisition Sub the Assets free and clear of all Liens.

 1.8. Sales and Transfer Taxes. All sales, transfer, use, recordation, documentary, stamp, excise taxes, personal property taxes, fees and duties (including any real estate transfer taxes) under applicable law incurred in connection with this Agreement or the transactions contemplated hereby will be borne and paid by Parent.

 1.9. Transfer of Subject Assets. Seller shall deliver or cause to be delivered to Acquisition Sub good and sufficient instruments of transfer transferring to Acquisition Sub title to all of the Assets, together with all required consents. Such instruments of transfer (a) shall contain appropriate warranties and covenants which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance reasonably satisfactory to Acquisition Sub and its counsel, (c) shall effectively vest in Acquisition Sub good and marketable title to all of the Assets free and clear of all Liens (as hereafter defined), and (d) where applicable, shall be accompanied by evidence of the discharge of all Liens against the Assets.

ARTICLE II.
CLOSING AND TERMINATION

2.1. Closing Date. Subject to the satisfaction of the conditions set forth in Sections 6.1 and 6.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Assets provided for in Section 1.1 hereof (the “Closing”) shall take place at the offices of Sichenzia Ross Friedman Ference LLP located at 1065 Avenue of the Americas, 21st Floor, New York, NY 10018 (or at such other place as the parties may mutually agree upon) on August 10, 2005. . The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”

2.2. Closing Procedures. It is contemplated that immediately following the Closing, Parent will transfer its ownership interest in Acquisition Sub to VNI, a Utah corporation and publicly traded entity whose common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) to be entered into between Parent and VNI on the Closing Date. By signing this Agreement, VNI hereby:

(a) permits Seller and the Owners to rely on VNI’s representations and warranties made in the Purchase Agreement to the same extent as if they were made herein;

(b) agrees to be bound by the provisions of Section 5.4, 5.6, 5.7, 5.10 and Article VIII hereof;

(c) undertakes to issue the VNI Shares as set forth in Section 1.4(b);

(d) undertakes to issue its shares of common stock upon conversion of the Shares in accordance with their terms;

(e) represents and warrants that:

(i) the VNI Shares are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all other than restrictions on transfer provided for under the Securities Act of 1933, as amended (the “Securities Act”)

(ii) VNI’s shares of common stock issuable upon conversion of the Shares (the “Underlying Shares”), when issued in accordance with the terms of the Certificate of Designation of the Series A Cumulative Convertible Preferred Stock, will be validly issued, fully paid and nonassessable, free and clear of all Liens; and
(iii) VNI has reserved from its duly authorized capital stock a sufficient number of shares of its common stock for issuance of the Underlying Shares; and

      (f) unconditionally guarantees Acquisition Sub’s obligations under the Promissory Note. -6-

2.3. Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) at the election of the Seller or the Parent on or after August 10, 2005, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default of any of its obligations hereunder;

(b) by the Parent if in its reasonable business judgment it becomes impracticable to obtain third party financing to complete the transactions contemplated by this Agreement;

(c) by mutual written consent of the Seller and the Parent; or

(d) by the Seller or the Parent if there shall be in effect a final nonappealable order of a court, government or governmental agency or body of competent jurisdiction (“Governmental Body”) of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

2.4. Procedure Upon Termination. In the event of termination and abandonment by the Parent or the Seller, or both, pursuant to Section 2.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Assets hereunder shall be abandoned, without further action by the Parent or the Seller. If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

2.5. Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Parent or the Seller; provided, however, that nothing in this Section 2.4 shall relieve the Parent or the Seller of any liability for a breach of this Agreement.

                                        ARTICLE III.
                                          REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE OWNERS

The Seller and the Owners, jointly and severally hereby represent and warrant to the Parent and Acquisition Sub that:
3.1. Organization and Good Standing. The Seller is a limited liability partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above and has all requisite partnership power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Seller is duly qualified or authorized to do business as a foreign partnership and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where failure to be so qualified would not have a material adverse effect on the business, assets or financial condition of the Seller taken as a whole (“Material Adverse Effect”). Pinless is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above and has all requisite corp[orate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Pinless is duly qualified or authorized to do business as a foreign partnership and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where failure to be so qualified would not have a Material Adverse Effect

3.2. Authorization of Agreement. The Seller and the Owners have all requisite partnership or personal, as the case may be, power, authority and legal capacity to execute and deliver this Agreement, and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Seller or the Owners in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by the Seller or the Owners and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller or the Owners, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3. Ownership of Seller. The Owners collectively own 100% of the partnership interests of the Seller, free and clear of any and all liens, charges or encumbrances or any kind or nature.

3.4. No Subsidiaries. The Seller has no subsidiaries, except as contemplated by Section 1.1(g) hereof.

3.5. Conflicts; Consents of Third Parties.

(a) Except as set forth in Schedule 3.5(a), none of the execution and delivery by the Seller or Owners of this Agreement and the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the partnership certificate or partnership agreement of the Seller; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller or any Owner is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Seller is bound; or (iv) result in the creation of any Lien upon the properties or assets of the Seller except, in case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or Governmental Body is required on the part of the Seller, the Seller in connection with the execution and delivery of this Agreement or the Seller Documents, or the compliance by the Seller as the case may be, with any of the provisions hereof or thereof.

3.6. Ownership and Transfer of Assets. Seller has good and marketable title to all of the Assets free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind (collectively, “Liens”) whatsoever. Upon the sale, assignment, transfer and delivery of the Assets to the Acquisition Sub hereunder and under the Seller Documents, there will be vested in the Acquisition Sub good, marketable and indefeasible title to the Assets, free and clear of all Liens. The Assets include all of the assets and properties (i) held for use by Seller to conduct the Business as presently conducted and (ii) necessary for Acquisition Sub to operate the Business in the same manner as such business is currently operated by Seller. All of the tangible Assets are in good repair, have been well maintained and are in good operating condition, do not require any material modifications or repairs, and comply in all material respects with applicable laws, ordinances and regulations, ordinary wear and tear excepted.

3.7. Financial Statements. The Seller has delivered or caused to be delivered to the Parent copies of (i) the audited consolidated balance sheets of the Seller as at December 31, 2004 and 2003 and the related audited consolidated statements of income and of cash flows of the Seller for the years then ended and (ii) the unaudited but reviewed consolidated balance sheet of the Seller as at March 31, 2005 and the related consolidated statements of income and cash flows of the Seller for the three-month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Seller Financial Statements”). Each of the Seller Financial Statements is complete and correct in all material respects, will be prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by the Seller without modification of the accounting principles used in the preparation thereof and will present fairly the financial position, results of operations and cash flows of the Seller as at the dates and for the periods indicated. For the purposes hereof, the unaudited but reviewed consolidated balance sheet of the Seller as at March 31, 2005 is referred to as the “Seller Balance Sheet” and March 31, 2005 is referred to as the “Seller Balance Sheet Date”.

3.8. No Undisclosed Liabilities. The Seller has no indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Seller Balance Sheet or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the Seller Balance Sheet or the notes thereto or was not incurred in the ordinary course of business consistent with past practice since the Seller Balance Sheet Date. Pinless has no material liabilities, taking Pinless and the Seller as a whole.

3.9. Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 3.9, since the Seller Balance Sheet Date:

(i) there has not been an event which had a Material Adverse Effect nor has there occurred any event which is reasonably likely to result in a Material Adverse Effect;

(ii) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Seller having a replacement cost of more than $50,000 for any single loss or $100,000 for all such losses;

(iii) there has not been any declaration, setting aside or payment of any distribution in respect of any partnership interest of the Seller or any repurchase, redemption or other acquisition by the Seller of any outstanding partnership, or other ownership interest in, the Seller;

(iv) the Seller has not awarded or paid any bonuses to employees of the Seller with respect to the fiscal year ended 2004, except to the extent accrued on the Seller Balance Sheet or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Seller’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Seller);

(v) there has not been any change by the Seller in accounting or Tax reporting principles, methods or policies;

(vi) the Seller has not entered into any transaction or Contract or conducted its business other than in the ordinary course consistent with past practice;

(vii) the Seller has not failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

(viii) the Seller has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to the Seller or any Affiliate of the Seller;

(ix) the Seller has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Seller, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(x) the Seller has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Seller;

(xi) the Seller has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Seller;

(xii) the Seller has not made or committed to make any capital expenditures or capital additions or betterments in excess of $25,000 individually or $100,000 in the aggregate;

(xiii) the Seller has not instituted or settled any material legal proceeding; and

(xiv) the Seller has not agreed to do anything set forth in this Section 3.9.

3.10. Taxes.

(a) Except as set forth on Schedule 3.10, to the best of the Seller’s knowledge, (A) all Tax returns required to be filed by or on behalf of the Seller have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax returns were true, complete and correct in all material respects; (B) all Taxes payable by or on behalf of the Seller or in respect of its income, assets or operations have been fully and timely paid, and adequate reserves or accruals for Taxes have been provided in the Seller Balance Sheet with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (C) the Seller has not executed or filed with the Internal Revenue Service (the “IRS”) or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force. “Tax or Taxes” means all federal, state, local or other taxes or similar governmental charges, fees, levies or assessments.

(b) The Seller has complied in all material respects with all applicable laws (as defined in Section 3.18), rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all Laws.

(c) Parent has received complete copies of (A) all federal, state, local and foreign income or franchise Tax Returns of the Seller relating to the taxable periods since 2002 and (B) any audit report issued within the last three years relating to any material Taxes due from or with respect to the its income, assets or operations. All income and franchise Tax returns filed by or on behalf of the Seller for the taxable years ended on the respective dates set forth on Schedule 3.10 have been examined by the relevant taxing authority or the statute of limitations with respect to such Tax Returns has expired.

(d) Schedule 3.10 lists all material types of Taxes paid and material types of Tax returns filed by or on behalf of the Seller. Except as set forth on Schedule 3.10, no claim has been made by a taxing authority in a jurisdiction where the Seller does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(e) Except as set forth on Schedule 3.10, all deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Seller that are owed by the Seller have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has the Seller received any written notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised in writing by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f) Except as set forth on Schedule 3.10, the Seller has not (A) agreed to or is not required to make any adjustments pursuant to Section 48 1(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Seller or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Seller, (B) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Seller, or (C) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed within the period of limitations.

(g) No property owned by the Seller is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

(h) The Seller is not a foreign person within the meaning of Section 1445 of the Code.

(i) The Seller is not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Parent, the Affiliates or their respective affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

(k) The Seller is not subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

(l) There are no liens as a result of any unpaid Taxes upon any of the assets of the Seller.

(m) Except as set forth on Schedule 3.10, the Seller has no elections in effect for federal income tax purposes under Sections 108, 168, 441, 463, 472, 1017, 1033 or 4977 of the Code.

(n) The Seller has never owned any Subsidiaries and has never been a member of any consolidated, combined or affiliated group of corporations for any Tax purposes.

3.11. Real Property.

(a) Neither Seller nor Pinless owns any interest in any real property. Pinless does not have any real property interests or leases. Schedule 3.11(a) sets forth a complete list of all real property and interests in real property leased by the Seller (individually, a “Real Property Lease” and the real properties specified in such leases being referred to herein individually as a “Seller Property” and collectively as the “Seller Properties”) as lessee or lessor. The Seller Property constitutes all interests in real property currently used or currently held for use in connection with the Business of the Seller and which are necessary for the continued operation of the Business of the Seller as the Business is currently conducted. The Seller has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and Seller has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Seller under any of the Real Property Leases. All of the Seller Property, buildings, fixtures and improvements thereon owned or leased by the Seller are in good operating condition and repair (subject to normal wear and tear). The Seller has delivered or otherwise made available to the Parent true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(b) The Seller has all material certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Seller Property, and the Seller has fully complied with all material conditions of the Permits applicable to it. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(c) There does not exist any actual or, to the best knowledge of the Seller, threatened or contemplated condemnation or eminent domain proceedings that affect any Seller Property or any part thereof, and the Seller has not received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(d) The Seller has not received any written notice from any insurance company that has issued a policy with respect to any Seller Property requiring performance of any structural or other repairs or alterations to such Seller Property.

(e) The Seller does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

3.12. Tangible Personal Property.

(a) Schedule 3.12(a) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $10,000 relating to personal property used in the business of the Seller or Pinless or to which the Seller or Pinless is a party or by which the properties or assets of the Seller or Pinless is bound. The Seller and Pinless have delivered or otherwise made available to the Parent true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(b) The Seller and Pinless have a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by the Seller, Pinless or, to the best knowledge of the Seller or Pinless, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

(c) The Seller has good and marketable title to all of the items of tangible personal property reflected in the Seller Balance Sheet (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all liens other than as set forth on Schedule 3.12. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Seller are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(d) All of the items of tangible personal property used by the Seller under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

3.13. Intangible Property. Schedule 3.13 contains a complete and correct list of each patent, trademark, trade name, service mark and copyright owned or used by the Seller or Pinless as well as all registrations thereof and pending applications therefor, and each license or other agreement relating thereto. Except as set forth on Schedule 3.13, each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all mortgages, claims, liens, security interests, charges and encumbrances and is in good standing and not the subject of any challenge. There have been no claims made and neither the Seller nor Pinless has received any notice or otherwise knows or has reason to believe that any of the foregoing is invalid or conflicts with the asserted rights of others. The Seller and Pinless each possesses, owns or licenses all patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formulate and other proprietary and trade rights necessary for the conduct of its business as now conducted, not subject to any restrictions and without any known conflict with the rights of others and has not forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formulate or other proprietary right necessary for the conduct of its business as conducted on the date hereof. Neither the Seller nor Pinless is under any obligation to pay any royalties or similar payments in connection with any license to any Affiliate thereof. As used in this Agreement, “Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person and for purposes of individuals, Affiliates would include an individual’s spouse and minor children.

3.14. Material Contracts. Schedule 3.14 sets forth all of the following Contracts to which the Seller or Pinless is a party or by which it is bound (collectively, the “Material Contracts”): (i) Contracts with any current officer or director of the Seller or Pinless; (ii) Contracts with any labor union or association representing any employee of the Seller or Pinless; (iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (iv) Contracts for the sale of any of the assets of the Seller or Pinless other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets; (v) joint venture agreements; (vi) material Contracts containing covenants of the Seller or Pinless not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Seller or Pinless in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by the Seller or Pinless of any operating business or the capital stock of any other person; (viii) Contracts relating to the borrowing of money; or (ix) any other Contracts, other than Real Property Leases, which involve the expenditure of more than $100,000 in the aggregate or $50,000 annually or require performance by any party more than one year from the date hereof. There have been made available to the Parent, its affiliates and their representatives true and complete copies of all of the Material Contracts. Except as set forth on Schedule 3.14, all of the Material Contracts and other agreements are in full force and effect and are the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 3.14, the Seller is not in default in any material respect under any Material Contracts, nor, to the knowledge of the Seller, is any other party to any Material Contract in default thereunder in any material respect.

3.15. Employee Benefits.
(a) Schedule 3.15(a) sets forth a complete and correct list of (i) all “employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other pension plans or employee benefit arrangements, programs or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) maintained by the Seller or to which the Seller contributes or is obligated to contribute thereunder with respect to employees of the Seller (“Employee Benefit Plans”) and (ii) all “employee pension plans”, as defined in Section 3(2) of ERISA, maintained by the Seller or any trade or business (whether or not incorporated) which are under control, or which are treated as a single employer, with Seller under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which the Seller or any ERISA Affiliate contributed or is obligated to contribute thereunder (“Pension Plans”). Schedule 3.15(a) identifies, in separate categories, Employee Benefit Plans or Pension Plans that are (i) subject to Section 4063 and 4064 of ERISA (“Multiple Employer Plans”), (ii) multiemployer plans (as defined in Section 400 1(a)(3) of ERISA) (“Multiemployer Plans”) or (iii) “benefit plans”, within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at the former employee’s or his beneficiary’s sole expense).

(b) Each of the Employee Benefit Plans and Pension Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) so qualifies and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code, and, except as disclosed on Schedule 3.15(b), nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(c) All contributions and premiums required by Law or by the terms of any Employee Benefit Plan or Pension Plan which are money purchase plans or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code.

(d) No Employee Benefit Plans and Pension Plans are subject to Title IV of ERISA.

(e) Each of the Employee Benefit Plans and Pension Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law.

3.16. Labor.

(a) Except as set forth on Schedule 3.16(a), the Seller is not party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Seller. The Seller has delivered or otherwise made available to the Parent true, correct and complete copies of the labor or collective bargaining agreements listed on Schedule 3.16(a), together with all amendments, modifications or supplements thereto.

(b) Except as set forth on Schedule 3.16(b), no employees of the Seller are represented by any labor organization. No labor organization or group of employees of the Seller has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the best knowledge of the Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Seller pending or, to the best knowledge of the Seller, threatened by any labor organization or group of employees of the Seller.

(c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the best knowledge of the Seller, threatened against or involving the Seller. There are no unfair labor practice charges, grievances or complaints pending or, to the best knowledge of the Seller, threatened by or on behalf of any employee or group of employees of the Seller.

3.17. Litigation. Except as set forth in Schedule 3.17, there is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of the Seller, overtly threatened against the Seller or Pinless (or to the knowledge of the Seller or Pinless, pending or threatened, against any of the officers, directors or key employees of the Seller with respect to their business activities on behalf of the Seller or Pinless, or to which the Seller or Pinless is otherwise a party, which, if adversely determined, would have a Material Adverse Effect, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the knowledge of the Seller or Pinless is there any reasonable basis for any such action, proceeding, or investigation. Neither the Seller nor Pinless is not subject to any judgment, order or decree of any court or governmental agency except to the extent the same are not reasonably likely to have a Material Adverse Effect and is not engaged in any legal action to recover monies due it or for damages sustained by it.

3.18. Compliance with Laws; Permits.

(a) The Seller and Pinless are each in compliance with all federal, state and local statutes, laws, rules, regulations, orders and ordinances (“Laws”) applicable to it or to the conduct of its business or operations or the use of its properties (including any leased properties) and assets, except for such non-compliances as would not, individually or in the aggregate, have a Material Adverse Effect. The Seller and Pinless have all governmental permits and approvals from state, federal or local authorities which are required for it to operate its business, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

3.19. Environmental Matters. Except as set forth on Schedule 3.19 hereto:

(a) the operations of the Seller are in compliance with all applicable laws promulgated by any governmental entity which prohibit, regulate or control any hazardous material or hazardous material activity (“Environmental Laws”) and all permits issued pursuant to Environmental Laws or otherwise;

(b) the Seller has obtained all permits required under all applicable Environmental Laws necessary to operate its business;

(c) the Seller is not the subject of any outstanding written order or Contract with any governmental authority or person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any release or threatened release of a Hazardous Material (“Release”);

(d) the Seller has not received any written communication alleging either or both that it may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;

(e) the Seller does not have any current contingent liability in connection with any Release into the indoor or outdoor environment (whether on-site or off-site);

(f) there are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Seller pending or, to the Seller’s knowledge, threatened which could lead to the imposition of any liability pursuant to Environmental Law;

(g) to the Seller’s knowledge, there is not located at any of the properties of the Seller any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls; and,

(h) the Seller has provided to the Parent all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Seller.

3.20. Insurance. Schedule 3.20 sets forth a complete and accurate list of all policies of insurance of any kind or nature covering the Seller, Pinless or any of their employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. All such policies are in full force and effect, and, to the Seller’s knowledge, it is not in default of any provision thereof, except for such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

3.21. Inventories; Receivables; Payables.

(a) The inventories of the Seller and Pinless are in good and marketable condition, and are saleable in the ordinary course of business.

(b) All accounts receivable of the Seller and Pinless have arisen from bona fide transactions in the ordinary course of business consistent with past practice. All accounts receivable of the Seller reflected on the Seller Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts receivable arising after the Seller Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. The parties agree and acknowledge that Buyer’s sole remedy for a breach of this representation and warranty shall be to require Seller to repurchase uncollected accounts receivable as per Section 1 .4(b)(ii) hereof.

(c) All accounts payable of the Seller reflected in the Seller Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

 3.22. Customers and Suppliers. Schedule 3.22 sets forth a list of the twenty (20) largest customers and the twenty (20) largest suppliers of the Seller, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended 2004 and 2003, showing the approximate total sales by the Seller to each such customer and the approximate total purchases by the Seller from each such supplier, during such period. Since the Seller Balance Sheet Date, there has not been any material adverse change in the business relationship of the Seller with any customer or supplier listed on Schedule 3.22.

 3.23. Banks. Schedule 3.23 contains a complete and correct list of the names and locations of all banks in which the Seller or Pinless has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 3.24, no person holds a power of attorney to act on behalf of the Seller or Pinless.

3.24.No Misrepresentations. No representation or warranty of the Seller contained in this Agreement or in any schedule hereto or in any certificate or other instrument furnished by the Seller to the Parent pursuant to the terms hereof, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

 3.25. Financial Advisors. Except for Citigroup Geneva Capital Strategies, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

3.26.Investment Intention. The Seller is acquiring the Securities for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933. The Seller understands that the Securities have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

3.27.Accredited Investor. The Seller is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act. The Seller is in a financial position to hold the Securities and is able to bear the economic risk and withstand a complete loss of the Seller’s investment in the Securities. The Seller recognizes that the Securities involve a high degree of risk. The Seller is a sophisticated investor, is able to fend for itself in the transaction contemplated by this Agreement, and has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of the prospective investment in the Securities.

3.28.Patriot Act. The Seller certifies that, to the best of the Seller’s knowledge, the Seller has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Seller hereby acknowledges that the Parent seeks to comply with all applicable Laws concerning money laundering and related activities. In furtherance of those efforts, the Seller hereby represents, warrants and agrees that: (i) none of the cash or property owned by the Seller has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Seller has, and this Agreement will not, cause the Seller to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF
PURCHASER AND ACQUISITION SUB

The Parent and the Acquisition Sub jointly and severally represent and warrant that:

4.1. Organization and Good Standing.

(a) The Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; and

(b) Acquisition Sub is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware.

4.2. Authorization of Agreement.
(a) The Parent and the Acquisition Sub have full corporate power and authority to execute and deliver this Agreement, the Employment Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Parent in connection with the consummation of the transactions contemplated hereby and thereby (together with the Employment Agreement, the “Parent Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Parent and Acquisition Sub of this Agreement and each Parent Document have been duly authorized by all necessary corporate action on behalf of the Parent and Acquisition Sub. This Agreement has been, and each Parent Document will be at or prior to the Closing, duly executed and delivered by the Parent and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Parent Document when so executed and delivered will constitute, legal, valid and binding obligations of the Parent and Acquisition Sub, enforceable against the Parent and Acquisition Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) Acquisition Sub has the corporate power, capacity and authority to enter into and complete this Agreement;

4.3. Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 4.3 hereto, neither of the execution and delivery by the Parent or Acquisition Sub of the Parent Documents, nor the compliance by the Parent Acquisition Sub with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation, or certificate of formation, or by-laws, or limited liability company agreement of the Parent or Acquisition Sub, respectively, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Parent or Acquisition Sub is a party or by which the Parent, Acquisition Sub or their respective properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Parent or Acquisition Sub is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the business, properties, results of operations, prospects, conditions (financial or otherwise) of the Parent and its subsidiaries, taken as a whole.

(b) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Parent in connection with the execution and delivery of this Agreement or the Parent Documents or the compliance by Parent with any of the provisions hereof or thereof.

4.4. Litigation. There are no Legal Proceedings pending or, to the best knowledge of the Parent, threatened that are reasonably likely to prohibit or restrain the ability of the Parent or Acquisition Sub to enter into this Agreement or consummate the transactions contemplated hereby.

4.5. Financial Advisors. No person has acted, directly or indirectly, as a broker, finder or financial advisor for the Parent in connection with the transactions contemplated by this Agreement and no person is entitled to any fee or commission or like payment in respect thereof.

4.6. Patriot Act. The Parent certifies that, to the best of the Parent’s knowledge, the Parent has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Parent hereby acknowledges that the Seller seeks to comply with all applicable Laws concerning money laundering and related activities. In furtherance of those efforts, the Parent hereby represents, warrants and agrees that: (i) none of the cash or property owned by the Seller has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Parent has, and this Agreement will not, cause the Parent to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

4.7. No Knowledge of Breaches. Parent does not have actual knowledge of any breach of any representation and warranty made by Seller and the Owners hereunder.

ARTICLE V.
COVENANTS

5.1. Access to Information. The Seller and Owners agree that, prior to the Closing Date, the Parent shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Seller and such examination of the books, records and financial condition of the Seller as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Seller shall cooperate fully therein. No investigation by the Parent prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in the Seller Documents. In order that the Parent may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Seller, Seller shall cause its officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate fully with such representatives in connection with such review and examination.

5.2. Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Parent, the Seller shall:

(i) conduct its business only in the ordinary course consistent with past practice;

(ii) use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill and (B) preserve its present relationship with Persons having business dealings with it;

(iii) maintain (A) all of its assets and properties in their current condition, ordinary wear and tear excepted and (B) insurance upon all of its properties and assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain its books, accounts and records in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to its operation; and

(v) comply in all material respects with applicable Laws.

(b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Parent, the Seller shall not:

(i) except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

(ii) subject to any Lien (except for liens that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of its properties or assets (whether tangible or intangible);

(iii) acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of its material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice);

(iv) cancel or compromise any debt or claim or waive or release any material right except in the ordinary course of business consistent with past practice;

(v) enter into any commitment for capital expenditures in excess of $25,000 for any individual commitment and $100,000 for all commitments in the aggregate;

(vi) introduce any material change with respect to its operation, including any material change in the types, nature, composition or quality of its products or services, experience any material change in any contribution of its product lines to its revenues or net income, or, other than in the ordinary course of business, make any change in product specifications or prices or terms of distributions of such products;

(vii) enter into any transaction or make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

(viii) enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

(ix) except for transfers of cash pursuant to normal cash management practices, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Affiliate; or

(x) agree to do anything prohibited by this Section 5.2 or anything which would make any of the representations and warranties of the Seller in this Agreement or the Seller Documents untrue or incorrect in any material respect as of any time through and including the Effective Time.

5.3. Consents. The Seller shall use its best efforts, and the Parent shall cooperate with the Seller, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 3.5(b) hereof; provided, however, that neither the Seller nor the Parent shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

 5.4. Other Actions. Each of the Seller, Owners, Parent and Acquisition Sub shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

5.5.No Solicitation. The Seller will not, and will not cause or permit any of its partners, officers, employees, representatives or agents (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in it other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning its business, operations, properties or assets in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Seller will inform the Parent in writing immediately following the receipt by the Seller or any Representative of any proposal or inquiry in respect of any Acquisition Transaction.

5.6.Preservation of Records. The Seller, Owners, the Parent and Acquisition Sub agree that each of them shall preserve and keep the records held by it relating to the business of the Seller for a period of three years from the Closing Date (six years with respect to tax related records) and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, preparation of financial statements, disclosure of information to the Securities and Exchange Commission, stock exchange or similar entity, any insurance claims by, legal proceedings against or governmental investigations of the Seller, the Parent or Acquisition Sub or any of their Affiliates or in order to enable the Seller, the Parent or Acquisition Sub to comply with their respective obligations under this Agreement, the Employment Agreements and each other agreement, document or instrument contemplated hereby or thereby. In the event the Seller, the Parent or Acquisition Sub wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

5.7.Publicity. Neither the Seller, the Parent nor the Acquisition Sub shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Parent or the Seller, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Parent or the Seller lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

5.8. Use of Name. The Seller hereby agrees that upon the consummation of the transactions contemplated hereby, the Parent and Acquisition Sub shall have the sole right to the use of the name “Oblio Telecom” and variations thereof and the Seller shall not, and shall not cause or permit any Affiliate to use such name or any variation or simulation thereof.

5.9. Employment Agreements. The Owners hereby agree that, on or prior to the Closing Date, the Owners shall execute and deliver to Parent and Acquisition Sub employment agreements, substantially in the form of Exhibit B hereto (the “Employment Agreements”).

5.10. Financing Terms. In order to obtain the funds necessary to pay the Cash Price to the Seller, the Parent agrees not to sell Common Stock or securities convertible into Common Stock at an effective price below $3.00 per share.

ARTICLE VI.
CONDITIONS TO CLOSING

6.1. Conditions Precedent to Obligations of Parent and Acquisition Sub. The obligation of the Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Parent in whole or in part to the extent permitted by applicable Law):

(a) all representations and warranties of the Seller and Owners contained herein shall be true and correct as of the date hereof;

(b) all representations and warranties of the Seller contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Seller contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(c) the Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(d) the Parent shall have been furnished with certificates (dated the Closing date and in form and substance reasonably satisfactory to the Parent) executed by the Seller certifying as to the fulfillment of the conditions specified in Sections 6.1(a), 6.1(b) and 6.1(c) hereof;

(e) the Parent shall have obtained all consents and waivers referred to in Section 4.3 hereof with respect to the transactions contemplated by this Agreement and the Parent Documents;

               (f)  there shall not have been or occurred any event which will have  a Material Adverse Effect;

(g) the Seller shall have obtained all consents and waivers referred to in Section 3.5 hereof, in a form reasonably satisfactory to the Parent, with respect to the transactions contemplated by this Agreement and the Seller Documents;

(h) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Seller or the Parent seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(i) the Owners shall have entered into the Employment Agreements with the Parent, substantially in the form of Exhibit B hereto;

(j) the Parent shall have obtained the financing required to consummate the transaction contemplated hereunder on terms reasonably satisfactory to it; and

(k) the Parent shall have received disclosure schedules required pursuant to Article 3 hereof, which shall be reasonably satisfactory to the Parent.

6.2. Conditions Precedent to Obligations of the Seller and Owners. The obligations of the Seller and Owners to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable law):

(a) all representations and warranties of the Parent and Acquisition Sub contained herein shall be true and correct as of the date hereof;

(b) all representations and warranties of the Parent and Acquisition Sub contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Parent and Acquisition Sub contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

(c) the Parent and Acquisition Sub shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Parent and Acquisition Sub on or prior to the Closing Date;

(d) the Seller shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Seller) executed by the Chief Executive Officer and Chief Financial Officer of the Parent and the Acquisition Sub certifying as to the fulfillment of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c), and resolutions of the Board of Directors of the Parent and Acquisition Sub authorizing the acquisition of the Seller;

(e) there shall not be in effect any order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

                 (f) the Parent and Acquisition Sub shall have entered into the Employment Agreements, substantially in the form of Exhibit B hereto.
ARTICLE VII.
DOCUMENTS TO BE DELIVERED

7.1. Documents to be Delivered by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Parent and Acquisition Sub the following:

(a) the opinion of Jackson Walker L.L.P., counsel to the Seller, in a mutually acceptable form;

(b) copies of all consents and waivers referred to in Section 6.1(g) hereof;

(c) Employment Agreements, substantially in the form of Exhibit B hereto, duly executed; and

(d) such other documents as the Parent and Acquisition Sub shall reasonably request.

7.2. Documents to be Delivered by the Parent. At the Closing, the Parent and Acquisition Sub shall deliver to the Seller the following:

(a) evidence of the wire transfer referred to in Section 1.4(b) hereof;

(b) the Shares

(c) the Promissory Note

(d) on behalf of VNI, the VNI Shares;

(e) the certificates and resolutions referred to in Section 6.2(d) hereof;

(f) the opinion of Sichenzia Ross Friedman Ference LLP, counsel to the Parent and Acquisition Sub, in a mutually acceptable form;

(g) a Registration Rights Agreement in a mutually acceptable form; and

(h) such other documents as the Seller shall reasonably request.

ARTICLE VIII.
INDEMNIFICATION

8.1. Indemnification.

(a) Subject to Section 8.2 hereof, the Seller and the Owners hereby agree to indemnify and hold the Parent, Acquisition Sub and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) harmless from and against:

(i) any and all liabilities of the Seller of every kind, nature and description, absolute or contingent, existing as against the Seller prior to and including the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date, except to the extent that the same have been fully provided for (and accrued and applied as a liability) in the Parent Balance Sheet or were incurred in the ordinary course of business between the Parent Balance Sheet Date and the Closing Date;

(ii) subject to Section 9.3, any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Seller set forth in Section 3 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Seller pursuant to this Agreement, to be true and correct in all respects as of the date made;

(iii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Seller under this Agreement;

(iv) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, “Losses”).

(b) Subject to Section 8.2, Parent and Acquisition Sub hereby agree to indemnify and hold the Seller, the Owners and their Affiliates, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against:

(i) subject to Section 9.3, any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Parent and Acquisition Sub set forth in Section 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Parent pursuant to this Agreement, to be true and correct as of the date made;

(ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Parent and Acquisition Sub under this Agreement;

(iii) any and all Losses of the Parent or Acquisition Sub of every kind, nature and description, absolute or contingent, existing as against the Parent or Acquisition Sub after the Closing Date coming into being or arising by reason of any state of facts existing, or any transaction entered into, after the Closing Date, except for (A) such Losses for which Seller and the Owners have an obligation to indemnify the Parent Indemnified Parties pursuant to Section 8.1 and (B) such Losses that affect all shareholders of Parent or Acquisition Sub by virtue of their status as shareholders; and

(iv) any and all Expenses incident to the foregoing.

8.2. Limitations on Indemnification. An indemnifying party shall not have any liability under Section 8. 1(a)(ii) or Section 8.1(b) (i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, exceeds $100,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses in excess of $100,000 (the “Deductible”). Notwithstanding anything herein to the contrary, no Owner shall be responsible for more than 50% of the amount of Losses or Expenses due to the Parent Indemnified Parties hereunder. In no event shall the aggregate liability for indemnification hereunder exceed (A) $21,000,000 cash (less any adjustments pursuant to Section 1 .4(b)(2)) and the Stated Value of the Shares (it being understood that Seller or Owners, as the case may be, may forfeit shares in lieu of paying an amount equal to the Stated Value thereof, after the payment of $21,000,000 in cash) with respect to Seller’s and Owners’ liability, and (B) $9,000,000 with respect to Parent’s and Acquisition Sub’s liability.

8.3. Indemnification Procedures.

(a) In the event that any Legal Proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by any Person in respect of which payment may be sought under Section 8.1 hereof (regardless of the Basket or the Deductible referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

ARTICLE IX.
MISCELLANEOUS

9.1. Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Parent.

9.2. Survival of Representations and Warranties. The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto (other than claims for indemnifications with respect to the representation and warranties contained in Sections 3.7, 3.10, 3.17, 3.19, 4.4 and 4.5 which shall survive for periods coterminous with any applicable statutes of limitation) shall terminate unless within twelve (12) months after the Closing Date written notice of such claims is given to the Seller or such actions are commenced.

9.3. Expenses. Except as otherwise provided in this Agreement, the Seller, the Parent and Acquisition Sub shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

9.4. Specific Performance. The Seller and Owners acknowledge and agree that the breach of this Agreement would cause irreparable damage to the Parent and Acquisition Sub and that the Parent and Acquisition Sub will not have an adequate remedy at law. Therefore, unless validly terminated pursuant to Section 2.2 above, the obligations of the Seller under this Agreement, including, without limitation, the Seller’s obligation to sell the Assets to the Parent and Acquisition Sub, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

9.5. Further Assurances. The Seller, the Parent and Acquisition Sub each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

9.6. Submission to Jurisdiction; Consent to Service of Process

(a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 9.9.

9.7. Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this
Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

9.8. Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

9.9. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Parent or Acquisition Sub:

                Farwell Equity Partners LLC
                1818 North Farwell Avenue,
                Milwaukee, WI 53202
                Attn: David Marks
                Managing Member
                Phone: 510-824-1200 Fax: 312-873-3739

With a copy to:
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: 212-930-9700
Fax: 212-930-9725

If to Seller or Owners:
OBLIO Telecom L.L.P.
407 International Parkway, Suite 403
 Richardson, Texas 75081
Attn: Sammy Jibrin
Phone: ______________________
Fax: 972-470-9105
OBLIO Telecom L.L.P.
407 International Parkway, Suite 403
Richardson, Texas 75081
Attn: Radu Achiriloaie
Phone: ______________________
Fax: 972-470-9105

With a copy to:
Jackson Walker L.L.P.
901 Main Street, Suite 6000 Dallas, Texas 75202
Attn: Brad L. Whitlock Phone: 214-953-5687
Fax: 214-661-6814

9.10.Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

9.11.Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Parent (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Parent may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Parent’s rights to purchase the Assets, the Parent’s rights to seek indemnification and the Parent’s rights to rely on any of Seller’s or the Owners’ representations and warranties made hereunder) to VNI or any Affiliate of the Parent. Upon any such permitted assignment, the references in this Agreement to the Parent shall also apply to any such assignee unless the context otherwise requires.

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Farwell Equity Partners, LLC

                                         By: /s/ David Marks
                                     David Marks, Managing Member

                                         OBLIO TELECOM, INC.

                                         By: /s/ David Marks
                                     David Marks, Chairman

                                     OBLIO TELECOM L.L.P.

                                    By: /s/ Radu Achiriloaie
                                       Achiriloaie, Partner

/s/ Sammy Jibrin
                                                                                                                                                     Sammy Jibrin

/s/ Radu Achiriloaie
                                                      Radu Achiriloaie

VENTURES-NATIONAL INCORPORATED

By: /s/ David Marks
David Marks, Chairman (As to Section 2.2 only)